Exhibit 99.1

Hello, and welcome to our Q3 fiscal 2010 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, August 3, 2010, only and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon and welcome to our Q3 earnings call.

I’ll begin this session by reviewing our Q3 financial performance and then provide context on our strategy and where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for the year.

Q3 was a very productive quarter for LSI as we exceeded our guidance range while continuing to make important investments for the future. Q3-10 GMV was up 20% YOY to a record $109 million, driven by strong performance across our online marketplaces.  Adjusted EBITDA of $10.6 million was up 18% YOY and Adjusted EPS, which excludes non-cash compensation expenses and one-time acquisition and tax items, was $0.18. As more commercial and government sellers and buying customers have discovered the efficiency of our online marketplaces this has helped generate strong financial results for our shareholders.

Let me briefly revisit our strategy and where we stand in our company’s development.

Overall, we see numerous opportunities to further grow and improve our business.

Our commercial business posted solid growth in Q3 and continues to make progress retaining and growing the number of Fortune 1000 clients selling on our platform.

Within our commercial business, GMV from our large enterprise clients was up over 20% YOY in Q3, despite the fact that we have faced the headwind of a sluggish overall retail environment which has resulted in very lean inventories and in store discounting programs by several of our core enterprise clients. As these economic headwinds taper off we would expect improved growth of core commercial accounts and our overall commercial business.

We are pleased with the overall progress of our new business development pipeline in our commercial business and continue to focus on gaining market share. For example in recent months, several new programs have launched on our LCOM marketplace with the following user handles:

•                  Retail West: Consists of general merchandise, clothing and consumer electronics returns for a $2B west coast regional retail grocery chain.

•                  ClassicAttire — Consists of overstock apparel items for a $410M manufacturer of branded clothing and footwear.

•                  SuperiorSports —Consists of returned clothing, accessories, equipment and hard goods for a $4B national sporting goods retailer.

•                  DIY Central —Consists of returns and selected overstock inventory including hardware, fixtures, hand tools, and faucets for a $66B national home improvement retailer.

Additionally, we completed successful pilots with several new enterprise clients during Q3 but full implementation of these programs were delayed due to client issues.

Of importance we are observing new attitudes within Fortune 1000 clients to seek change within the reverse supply chain driven by a desire for improved transparency and more effective compliance with respect to brand and channel conflicts. In addition, LSI has demonstrated how our marketplace supports our client’s environmental sustainability initiatives by connecting buyers with goods that have been previously discarded as waste. Results have been nothing short of remarkable as we have turned a cost center into a source of positive financial recovery. This change in attitude is manifesting in more client requests for proposals being issued in some cases for more than $50 million of annual GMV potential.

The results in our UK commercial business have not been satisfactory to date and we have taken several recent actions to improve our position. First, we installed a new leadership team, in some cases with veterans of our US commercial business that we believe will be more effective in executing our business plan. Second, during Q3 we integrated the UK business operations with our US technology platform for both the online B2B marketplace and related inventory management system. We believe this will result in improved velocity within our UK operations and provide a seamless solution to our global clients. Third, we re-launched our UK B2B marketplace with a new brand, UK-Liquidation.com, that delivers buyers a superior user experience. We expect the use of a single global B2B brand will increase the effectiveness of our marketing and merchandising programs. Finally, we have made progress in cross-selling our UK capabilities with our US client base many of whom have needs in the EU or which require products in the US to be exported internationally under a zero defect process. Specifically, we have recently launched new programs in the UK with several large US based Fortune 500 clients that will expand our UK business over time.

Next, our government business is healthy and growing at sustainable levels.

We have been experiencing a favorable product mix in our DoD business which is likely to continue for an extended period of time as the DoD undertakes a major overhaul of its rolling stock fleet and other asset categories to address mission requirements. Moreover, our team continues to leverage our data to drive merchandising decisions that improve recovery rates for the items we sell.

We have also experienced improvements in volume and price in our DoD scrap business which we believe is sustainable with the exception of selected outlier sales such as the large Inconel sale conducted in Q3. Improved volumes in our Scrap business are in part a result of new value added services we have brought to the DoD for automatic data processing and technology assets which were previously destroyed due to privacy and security concerns. We have partnered with the DoD to develop new electronic recycling and sales programs that successfully address these issues and, in turn, we have created new revenue streams for our DoD partner and LSI.

Our GovDeals marketplace continues to gain recognition as the best in class marketplace serving the surplus needs of state and local government agencies. We have continued to expand our presence nationally and gain market share. Recent new contract awards include:  the State of Iowa, Missouri DOT and Knox County, TN which is a cooperative agreement that extends to all other agencies in the state of TN.  Additionally, we continue to increase adoption of our online financial settlement services which adds value to both the seller and buyer by increasing the convenience and speed for settling GovDeals transactions. Our GovDeals business has an approximately 5% share of a $2 billion market served principally by local auctioneers so there is significant room for future growth.

Finally, we continue to diversify and grow LSI’s business by selectively acquiring complementary businesses. We are pleased that during Q3 we successfully closed the acquisition of Network International an online marketplace that extends our reach to a portfolio of over 22 Fortune 500 corporate clients and which is led by a talented management team. The sale of idle, used and surplus capital assets represents approximately 50% of our current GMV and is a business that we know well and expect to continue to grow for numerous reasons:

1. Fundamentally, the Internet presents a more efficient and effective model for commercial sellers of capital assets than physical on-site auctions

2. LSI brings important core competencies to this market, including an established base of nearly a half a million registered buyers with a specific interest in purchasing used capital assets, such as heavy equipment, rolling stock, machine tools and scrap metal; and product domain expertise from selling these items for Retail and Government clients for the past ten years.

3. Our solution addresses a large, fragmented market at the early stages of online adoption where LSI can be a force to drive real value creation for buyers and sellers.

We have begun the integration of Network International into our commercial asset recovery division and we intend to build on our leadership position in the retail and government markets to create the leading online marketplace for capital assets.

In closing, we have the leading technology solution in the large, fragmented reverse supply chain market that is still in the early stages of adopting online solutions. We continue to expand our market share through innovation and customer focus which has created an increasing network effect among buyers and sellers for both consumer goods and capital assets. Finally, we have the financial strength and managerial depth to invest in future growth to create long term value for our customers and stockholders.

While we are very proud of our past accomplishments the future is even brighter for LSI. Our entire team of over 700 associates looks forward to working together to expand our business, while maintaining the highest standards of integrity, service and quality. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks, Bill.

As we indicated at the beginning of the year, we expected to resume growth in fiscal year 2010. We are pleased that more commercial and government sellers and buyers are choosing to participate in our online marketplaces. Our record quarterly results and increased guidance ranges reflect both market share gains and our continued focus on enhancing service levels and operating efficiencies across our entire business.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders. Trailing 12 month EBITDA has improved to $36.3 million and trailing 12 month operating cash flow has improved to $29.0 million.

We also continued to make important investments in Q3 to support our future growth.

On June 15, 2010, we acquired the stock of Network International, Inc. for approximately $10.3 million. The acquisition price includes an upfront cash payment of $7.5 million and an earn-out payment. Under the terms of the agreement, the earn-out is based on EBITDA earned by Network International, Inc. during each of the three six month periods after the closing date of the acquisition through December 31, 2011. Our estimate of the fair value of the earn-out as of June 30, 2010 is $2.8 million out of a possible total earn out payment of $7.5 million. We incurred $0.5 million of acquisition costs which were expensed as incurred. The operating results of Network International have been included in the consolidated financial statements from the date of acquisition, which were not material for the period ended June 30, 2010.  Network International is a leading online marketplace for the sale of idle, surplus and used equipment in the oil and gas, petrochemical and power generation industries. Network International conducts sales of client assets on a consignment basis using its online marketplace (www.NetworkIntl.com), an extensive global buyer base and product domain expertise.  Network International will operate as a part of our Commercial Asset Recovery Division. The acquisition strengthens our business by adding 22 Fortune 500 corporations and 8 of the world’s largest multinationals across the energy supply chain as new clients along with a critical mass of buyers and relationships to further expand our commercial capital assets business. This acquisition will allow Network International’s clients to increase their financial recovery and improve cycle times for a broader range of assets by accessing our menu of value added services and leveraging our base of over 400,000 registered buyers of capital assets, ranging from heavy machinery to rolling stock and scrap metal.

Investments in our online financial settlement software and reporting tools continued to drive an improved customer experience in our GovDeals.com marketplace for State and Local governments. Adoption of our online financial settlement services has continued to increase due to the time savings and convenience experienced by buyers and sellers. As a result average fees for our GovDeals marketplace as a percent of gross merchandise volume, or GMV, have increased by 13.8% to 9.1% in Q3 from 8.0% in the prior year period.

Next I will comment on our Q3 financial results.

Total GMV increased to a record $109.0 million up 20.3% year over year.

GMV in our scrap business increased to $18.9 million up 37.5% year over year as a result of increasing commodity prices and a mix shift to higher value metals.

GMV in our surplus business increased to a record $22.8 million up 28.2% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our GovDeals business increased to $24.4 million up 16.7% year over year as we continue to add new clients thus further penetrating the $2.0 billion state and local government market.

GMV in our US commercial business increased to $40.2 million up 16.1% year over year as a result of launching several new programs for large retailers as we continued to drive adoption of our technology platform in the reverse supply chain market.

Total revenue increased to $72.7 million up 25.3% year over year, primarily due to (1) the increase in our scrap and surplus businesses previously discussed and (2) a 21.9% increase in our U.S. commercial business, which had a higher mix of clients utilizing the purchase model.

Technology and operations expenses increased by 5.0%, to $12.0 million, year over year, primarily due to increases in staff wages, including stock based compensation, associated with the hiring of 23 additional personnel to support the growth discussed above.  As a percentage of revenue, these expenses decreased to 16.5% from 19.7%.

Sales and marketing expenses increased by 18.7%, to $5.2 million, year over year, primarily due to increases in staff wages, including stock based compensation, associated with the hiring of 23 additional personnel to support the growth discussed above.  As a percentage of revenue, these expenses decreased to 7.2% from 7.6%.

General and administrative expenses were consistent at $6.2 million, year over year.  As a percentage of revenue, these expenses decreased to 8.4% from 10.6%.

The Company continues to demonstrate strong cash flow generation and growth.  Although we experienced a greater mix of purchase business year over year we continue to achieve strong inventory turnover within our commercial business and our overall working capital continues to be a source of cash. During Q3, LSI generated $8.5 million of operating cash flow up 19.8%, year over year, and over the last 12 months LSI has generated $29.0 million of operating cash flow.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or adjusted EBITDA grew 17.9%, year over year, to a record $10.6 million. Our investments in improving service levels and operating efficiencies have enabled us to expand our margins during the fiscal year. Adjusted EBITDA margin was 14.5% in the quarter (12.7% excluding our annual scrap business bonus, which was $1.3 million earned in the quarter) based on revenues, and 9.7% (8.5% excluding the bonus) based on GMV.  These efficiency gains have driven strong results for shareholders as we have generated $36.3 million of adjusted EBITDA over the last twelve months.

Adjusted net income was $4.0 million and adjusted diluted earnings per share was $0.15, for the quarter, based on approximately 27.4 million diluted weighted average shares outstanding.  Adjusted net income and adjusted diluted earnings per share for the quarter were adversely affected by a sharp increase in our effective income tax rate from approximately 46% to 57%.  We estimate that the fiscal year 2010 effective tax rate will be approximately 50%, which is an increase from the estimated 46% utilized during the first two quarters of the year, resulting in an effective tax rate for the quarter of approximately 57% from the cumulative adjustment.  The estimated 4% increase, in the effective rate, is a result of higher losses incurred year to date than were expected in our foreign operations, which are not deductable against our U.S. taxable income.  Excluding this tax adjustment, adjusted diluted earnings per share for the quarter would have been $0.18, which was significantly above our guidance for the quarter of $0.11 to $0.15, and the $0.16 from the third quarter of the prior year.  We estimate that our future effective income tax rate will be approximately 46%, which is comprised of (1) approximately 35% for federal taxes; (2) approximately 8% for state taxes, which combined approximates our cash tax rate of 43%; and (3) approximately 3% for book and tax differences including stock based compensation expenses, primarily related to employee stock options, which are currently expensed in our financial statements but are not deductable for tax purposes until they are exercised.

We continue to have a strong balance sheet.  At June 30, 2010, we had $69.2 million of cash or approximately $2.53 per share in cash, current assets of $98.4 million and total assets of $154.9 million.  The Company continues to be debt free.

Capital expenditures during the quarter were $0.8 million.  We expect capital expenditures to be $4.0 to $4.5 million for the fiscal year ended September 30, 2010.

Management is providing the following guidance for the next quarter and fiscal year 2010.  Our guidance reflects the expected results of the recent Network International acquisition, completed on June 15th.

We expect GMV for fiscal year 2010 to range from $408 million to $418 million, which is an increase from our prior guidance range of $360 million to $400 million.  We expect GMV for the fiscal fourth quarter of 2010 to range from $100 million to $110 million.

We expect adjusted EBITDA for fiscal year 2010 to range from $35 million to $37 million, which is an increase from our prior guidance range of $31 million to $35 million.  We expect adjusted EBITDA for the fiscal fourth quarter of 2010 to range from $6 million to $8 million.

We estimate adjusted earnings per diluted share for fiscal year 2010 to range from $0.55 to $0.59.  For the fiscal fourth quarter of 2010, we estimate adjusted earnings per diluted share to range from $0.08 to $0.12.  This guidance reflects (1) the expected increase in the effective tax rate for fiscal year 2010 to approximately 50% from 46% and (2) the recent impact of our stock repurchase program under which we repurchased 293,181 shares for approximately $4.0 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $3.2 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for the effects of stock-based compensation, which we estimate to be approximately $1.9 million to $2.2 million for the fourth quarter.  We expect our trend of increasing stock-based compensation costs to moderate in fiscal year 2011.

Bill and I will now answer any questions.